Exhibit 99.3

Disclaimer and Risk Factors

The information provided in this presentation pertaining to the proposed business combination (the “Business Combination”) between Far Peak Acquisition Corporation (“FPAC”) and Bullish Global (together with its subsidiaries, “Bullish”) is for informational purposes only to assist interested parties in making their own evaluation and is not an offer to sell or a solicitation of a proxy, consent or authorization or of an offer to buy with respect to any securities, options, futures or other derivatives related to or in respect of the proposed Business Combination in any jurisdiction. Information contained in this presentation should not be relied upon as advice to buy or sell such securities. You should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this presentation, you confirm that you are not relying upon the information contained herein to make any decision. No legally binding obligations will be created, implied, or inferred from this presentation or the information contained herein. The product outlined in this presentation is still under development. The features of the final product may be different and nothing should be construed as a commitment by Bullish.

Important Information

While the information in this presentation is believed to be accurate, FPAC, Bullish and their respective agents, advisors, directors, officers, employees and shareholders make no representation or warranties, expressed or implied, as to the accuracy, completeness or reliability of such information. Neither FPAC, Bullish, nor any of their respective affiliates, agents, advisors, directors, officers, employees and shareholders shall have any liability whatsoever, under contract, tort, trust or otherwise, to you or any person resulting from the use of the information in this presentation by you or any of your representatives or for omissions from the information in this presentation. We reserve the right to amend or replace the information contained herein, in part or entirely, at any time, and undertakes no obligation to provide you with access to the amended information or to notify you thereof.

The distribution of this presentation may also be restricted by law and persons into whose possession this presentation comes should inform themselves about and observe any such restrictions. The presentation is not directed to any person in any jurisdiction where (by reason of that person’s nationality, residence or otherwise) the publication or availability of the presentation is prohibited. Persons in respect of whom such prohibitions apply must not access the presentation.

Forward-Looking Statements

Certain information in this presentation and oral statements made in any meeting are forward-looking and relate to Bullish and its anticipated financial position, business strategy, events and courses of action. Words or phrases such as “anticipate”, “objective”, “may”, “will”, “might”, “should”, “could”, “can”, “intend”, “expect”, “believe”, “estimate”, “predict”, “potential”, “plan”, “is designed to” or similar expressions suggest future outcomes. Without limiting the generality of the foregoing, the forward-looking statements in this presentation include a model of annual revenues and EBITDA for Bullish under various stated operational assumptions (referred to as the “Illustrative Model”). Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, level of activity, performance or achievements and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements.

By their nature, forward-looking statements, including the Illustrative Model, involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts and other forward-looking information will not occur, which may cause Bullish’s actual performance and financial results in future periods to differ materially from any estimates of future performance, illustrations of performance results or results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of any definitive agreements with respect to the Business Combination; the outcome of any legal proceedings that may be instituted against FPAC, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of FPAC, to obtain financing to complete the Business Combination or to satisfy other conditions to closing; changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; the ability to meet stock exchange listing standards following the consummation of the Business Combination; the risk that the Business Combination disrupts current plans and operations of Bullish as a result of the announcement and consummation of the Business Combination; the ability to recognize the anticipated benefits of the Business Combination; the other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in FPACs final prospectus relating to its initial public offering dated December 2, 2020 and the risks described below under “Certain Risks Applicable to Bullish.” Readers are cautioned that this list of factors should not be construed as exhaustive.

The forward-looking statements, including the Illustrative Model, contained in this presentation are expressly qualified by this cautionary statement. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on forward-looking statements.

This presentation, including the Illustrative Model, includes certain financial measures not presented in accordance with International Financial Reporting Standards (“IFRS”). These non-IFRS financial measures are not measures of financial performance in accordance with IFRS and may exclude items that are significant in understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as on alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under IFRS. You should be aware that the presentation of these measures may not be comparable to similarly-titled measures used by other companies.

Bullish believes these non-IFRS measures of financial results provide useful information to management and investors regarding certain financial and business trends. These non-IFRS financial measures are subject to inherent limitations as they reflect the exercise of judgments about which expense and income are excluded or included in determining these non-IFRS financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these illustrative measures, together with some of the excluded information not being ascertainable or accessible, Bullish is unable to quantify certain amounts that would be required to be included in the most directly comparable IFRS financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable IFRS measures is included and no reconciliation of the forward-looking non-IFRS financial measures is included.

This Illustrative Model contains financial scenarios with respect to Bullish’s prospective financial scenarios. Independent auditors have not audited, reviewed, compiled or performed any procedures with respect to such financial scenarios for the purpose of their inclusion in this presentation, and accordingly, cannot express on opinion or provide any other form of assurance with respect thereto for the purpose of this presentation. These scenarios should not be relied upon as being necessarily indicative of future results. The assumptions and estimates underlying the Illustrative Model are inherently uncertain and are subject too wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective scenarios are indicative of the future performance of Bullish or that actual results will not differ materially from those presented in the Illustrative Model. Inclusion of the Illustrative Model in this presentation should not be regarded as a representation by any person that the results contained therein will be achieved.

In this presentation, FPAC and Bullish rely on and refer to certain information and statistics obtained from third-party sources which they believe to be reliable. Neither FPAC nor Bullish has independently verified the accuracy or completeness of any such third-party information.

Where to Find Certain Important Information

In connection with the proposed Business Combination, the successor public entity intends to file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 containing a preliminary proxy statement and a preliminary prospectus, and after the registration statement is declared effective, FPAC will mail a definitive proxy statement/prospectus relating to the proposed Business Combination to its shareholders. This presentation does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. FPAC’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about FPAC, Bullish and the Business Combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination will be mailed to shareholders of FPAC as of a record date to be established for voting on the proposed Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Far Peak Acquisition Corporation, 511 6th Avenue, #7342, New York, NY 10011.

Participants in the Solicitation

FPAC, Bullish and their respective directors and executive officers, other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed Business Combination under the rules of the SEC. Information about the directors and executive officers of FPAC is set forth in FPAC’s IPO Prospectus dated December 2, 2020 filed with the SEC on December 3, 2020. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders in connection with the potential transaction and a description of their interests will be set forth in the proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non- Offer or Solicitation

This communication is for informational purpose only and not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Bullish or FPAC, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Risk Factors

Bullish is subject to a broad spectrum of risks and uncertainties that may lead to actual events, results or performance to differ materially from what is represented in this presentation. Key risk factors include:

Risks related to the timing and likelihood of completing the transaction due to closing conditions not being satisfied or failure to obtain the necessary approvals i.e. shareholders or regulators.

As an early stage company entering a highly competitive market with a limited operating history, the operations of Bullish are nascent, unproven and subject to material legal, regulatory, operational, reputational, tax and other risks.

If Bullish fails to attract customers, its business, operating results and financial condition may be significantly harmed.

The future development and growth of crypto assets is subject to a variety of factors that are difficult to predict and evaluate. If crypto assets do not grow as Bullish expects, Bullish’s business, operating results and financial condition could be adversely affected.

Bullish has not yet fully developed, tested or launched any products and its business is not assured to be profitable.

The assets and revenues of Bullish are substantially correlated to the prices and volatility of crypto assets. If such price declines, Bullish’s business, operating results, and financial condition would be adversely affected.

Bullish’s business may require regulatory licenses and qualifications that Bullish does not currently have and that may be costly and time-consuming to obtain and, even if obtained, may subsequently be revoked.

Bullish considers many factors in determining in which markets to offer services, and financial penalties and regulatory censure may be among the risks relating to any particular market.

Bullish relies heavily on the use of innovative technology to service its business, however it may not be successful in developing and deploying the necessary technology.

Cyberattacks and security breaches of Bullish’s platform, or those impacting Bullish’s customers or third parties, could adversely impact Bullish’s brand and reputation and its business, operating results and financial condition.

Bullish’s failure to safeguard and manage its customers’ fiat currencies and crypto assets could adversely impact its business, operating results and financial condition.

The loss or destruction of private keys required to access any crypto assets held in custody for Bullish’s own account or for its customers may be irreversible. If Bullish is unable to access its private keys or if Bullish experiences a hack or other data loss relating to its ability to access any crypto assets, it could cause regulatory scrutiny, reputational harm, and other losses.

Legal, regulatory and accounting rules, standards and practices relating to cryptocurrencies and Bullish products are uncertain and still developing. Changes and developments in these or a failure to properly characterize or assess accounting treatment may adversely affect our business, operating results, and financial condition and may, in some cases, lead to licensing requirements, regulatory scrutiny, investigations, fines, restatements, and other penalties.

Bullish’s business will rely on Block.one and other third-party vendors and service providers for material aspects of its operations, requiring entering appropriate contracting arrangements.

Accounting and tax treatment of Bullish activities in different jurisdictions may change or be uncertain. If such accounting and tax treatment changes or such activities are not properly characterized for accounting or tax purposes, Bullish’s financial position and performance could be adversely affected.

Industry data, projections and estimates contained in this presentation are inherently uncertain, subject to interpretation and may not have been independently verified.

Bullish’s business requires a significant deployment of compliance programs and internal controls directed at dealing with extensive regulatory obligations. Such programs and controls are in general still developing in the crypto industry and if Bullish’s programs and controls are not effective or a regulator considers them insufficient the consequences may include reputational harm, regulatory enforcement action and affect Bullish’s ability to conduct business.

The foregoing summarizes certain of the general risks related to the business of Bullish, and such list is not exhaustive. The foregoing list has been prepared solely for purpose of assisting interested parties in making their own evaluation with respect to the Business Combination and not for any other purpose. You should carefully consider these risks and uncertainties together with the other available information and should carry out your own diligence and consult with your own financial and legal advisors. A more expansive description of the key risk factors will be filed with the SEC as part of the Form F-4 registration statement referred to above and in subsequent filings with the SEC, and such risk factors will be more extensive than, and may differ significantly from, the above summary.

Thomas Farley:

I’ve been around exchanges for most of my career, across many asset classes. As the cryptocurrency asset class is developing in real time, it is picking and choosing the best practices from among all of these other asset classes—so my experiences have prepared me well for this endeavor.

My first meaningful introduction to cryptocurrency was a $10 million investment I made on behalf of the New York stock exchange way back in 2013. It was a great investment it turns out for our shareholders; but also, it was great for me to get that first-hand education. I was the designated recipient of all the board materials and watched cryptocurrencies mature. Frankly, I got the bug.

That passion was reignited when I met Brendan Blumer. Brendan coaxed me not only to do this transaction, but also to join him full time. So I’ll be stepping up as the incoming CEO of Bullish.

Brendan Blumer:

I got involved in blockchain back in 2014 when I started making some personal investments, but ultimately went much deeper when I founded Block.one in 2016 and started building blockchain solutions, namely EOSIO. EOSIO is a high performance, open source blockchain software that’s used by many major institutions: Citibank, Grant Thornton, but also a number of public blockchains; most notably the EOS public blockchain.

In addition to investing in the EOSIO ecosystem as a whole and building the underlying protocol, Block.one is also focused on moving up to the application layer—and creating products and services that leverage our software in order to more directly impact end consumers.

The last couple years we’ve been focused on a financial services product that we’re introducing to you today: Bullish.

We’re big believers that there’s a convergence of these 3 macro trends: open source collaboration, tokenization, and blockchain technology.

And these trends are coming together in such a way that they’re automating and integrating layers that normally came at a cost to their users, but instead now are driving value back up to the end users who are providing the network effects of these platforms.

I want to take a moment to address why we’ve decided to list on the New York Stock Exchange with Bullish; and why we’re doing it now.

We believe there’s a lot of synergies between launching our product, and entering the public markets simultaneously. Not only has this allowed us to implement the highest standards and be market ready, but there’s also a huge crossover in terms of the target demographic of Bullish and the people we’re interacting with through the listing process.

It’s also widely accepted, especially in the crypto space, that there is a demand for people to have financial exposure to the underlying projects that they’re using. This is what the crypto thesis is built upon, and this gives them an avenue to do so without any regulatory uncertainty that might be associated with a token offering.

We began this process by looking at a number of different avenues to enter the public markets, but it’s when we started talking to Tom and Far Peak that we truly got excited about the possibilities. I had never actually planned on finding a CEO as part of the process, but in going through DD with Far Peak, we could see that their past experience in terms of exchange operations presented an enormous opportunity to combine the talents from both groups in order to build a stronger leadership team. So with this transaction, I will be becoming the Chairman of Bullish, alongside our incoming CEO Tom. This will give Bullish a very strong operator at the helm, with a lot of market experience and a track record of success.

The Bitcoin and crypto liquidity market is very lucrative, but still extremely inefficient. It’s primarily made up of large exchanges that are prospering at the expense of the underlying asset holders who trade and provide liquidity on those platforms.

The entire market is built in a way that results in extraordinary volatility. You have platforms that allow high levels of leverage..

you have limited fiat collateral options on many exchanges because they don’t always have the most robust banking solutions…

and you have lending rates that shift radically on an 8 hour basis.

But perhaps most importantly, many exchanges use probabilistic liquidation algorithms that don’t always speak to their order book depth—so you have periods of time when there’s just too much volatility in the system, not enough orders on the order book, and there isn’t the ability to cover these positions in full.

Thomas Farley:

There hasn’t been a lot of motivation to improve these substandard practices, in part because the market is just so big and growing so rapidly.

We estimate the current annual cryptocurrency revenue generated by these exchanges is around $70 billion dollars. We’ve assumed in that analysis that there is a 10 basis points average spread by all exchanges, and that has a barbell of Coinbase at roughly 50 basis points, some other exchanges below 10, but suffice it to say, this is a very big, very lucrative market, and this is predominantly high gross profit revenue.

Brendan Blumer:

But the crypto holders who are providing all the network effects these exchanges rely upon typically don’t reap any of the rewards.

And in fact, they’re paying for this in the form of suppressed asset appreciation.

All this volatility results in a lot of fees… and those fees are coming in in the form of the underlying assets being traded.

Then they are sold to pay for OpEX or shareholder profits, this puts downward sell pressure on the underlying assets themselves, effectively acting as an enormous tax on crypto prices.

All of this excessive volatility combined with the liquidity division across these exchanges—This is not the New York stock exchange or NASDAQ, which have a virtual monopoly on U.S. securities— Instead, there’s a lot of different trading venues, and oftentimes when traders are interfacing with the single exchange, they’re actually transacting with liquidity that may live on a different venue.

In these cases, you’re not only paying exchange fees on the venue you’re interfacing with, but also another third party exchange, maybe even more than one. And on top of that, paying any market making spread that’s being taken by a third party market maker to port that liquidity over to the exchange you’re transacting on.

In response to this expensive and inefficient landscape, what we’ve seen over the last 12 months is this astronomical rise of decentralized finance, or DeFi.

We’re big believers in the market architecture in DeFi. This DeFi trend speaks to the automation of these layers and it drives more value back up to end users. About $80 billion now is locked in smart contracts that start to automate several of these rent seeking layers. These can be lending platforms. They can be stable coin platforms. But a lot of it is what we call liquidity pools or automated market makers.

Liquidity pools allow users to deposit two assets into a pool and maintain relative balance, almost an auto rebalancing portfolio — then provide liquidity to the market, and generate revenue in exchange for that liquidity.

The DeFi landscape largely lives on a few blockchains, mostly Ethereum, EOS, and others, making it difficult for them to properly service the Bitcoin market, which of course is the biggest crypto network in the world today.

There are additional limitations to the existing state of DeFi.

There’s no compliance, no KYC and AML, no verification of the counterparties of these smart contracts. While that may come as a value proposition to some, it’s often a limitation for institutional money looking to safely access the space.

We’ve seen several exchange hacks in the last couple of years, where stolen proceeds were quickly washed through these liquidity pools, leaving depositors verifiably in possession of stolen assets.

There’s no user privacy, so it’s difficult to do algorithmic trading without it being reverse engineered or manipulated.

There’s limited throughput on public blockchains, so high-performance trading becomes impossible.. and in moments of high volatility, transactions become prohibitively expensive as users bid to be one of the few transactions included in a block—especially on Ethereum.

With Bullish, we’ve focused on redesigning the exchange to benefit the asset holders, empower traders, and increase the overall integrity of the pairs that we operate in.

We’ve integrated high performance central limit order book technology, with DeFi based market architecture to bring it all together and introduce a new breed of exchange.

Thomas Farley:

Bullish combines the benefits of a traditional crypto exchange with the benefits of these automated market makers. Just like a traditional exchange, it’s expected to be regulated, trusted and compliant. We will accept third party bids and offers. We will allow for the cancellation of those third party bids and offers. We will aggregate and represent the amount of demand at each price point for both bids and offers. In these respects we’ll look very similar to the exchanges you’re familiar with, combined with liquidity pools.

Every currency pair listed on Bullish will be underpinned by a liquidity pool. Out of our own balance sheet we will invest in our liquidity pools, and we intend to do so rapidly—at a considerable size. We will welcome third parties to invest alongside us, much like they do today in the DeFi automated market makers. Their incentive will be that we’re going to drive revenue from the currency pairs down to the liquidity pool participants. The result being that our liquidity pools will provide predictable liquidity right alongside the traditional liquidity from third party bids and offers.

We call this the Bullish Hybrid Order Book, and combined with our substantial balance sheet it’s why we are confident we will be successful in short order.

Brendan Blumer:

Bullish is powered by our proprietary liquidity pools. These liquidity pools underpin every single trading pair on the exchange.

They allow users to deposit two assets into them and maintain relative balance at all times. For example 50% Bitcoin and 50% USD.

In order to achieve this constant balance, assets deposited into the liquidity pools live on the order book and are scheduled at a rate through bids and asks that ensures with every trade taken, the resulting balance in the underlying liquidity pool is always an equal amount of USD and Bitcoin. Still exposed to the fluctuations in the underlying asset prices. But always maintaining relative balance.

In addition to maintaining that relative balance, we drive a portion of several revenue streams to the depositors of these liquidity pools themselves.

First, this includes the trading fees of people trading with the liquidity pool itself, but also the trading fees stemming from entirely 3rd party spot trading that the Bullish platform also supports.

And lastly, because liquidity pool depositors are subject to a seven-day staking mechanism, we are able to offer deterministic margin services to our traders, allowing us to generate revenue for our liquidity pool depositors without any additional risks or considerations to the actual depositors themselves.

For example, when a Bullish trader wants to go long or short a crypto asset, the collateral that they’ve posted — combined with our predictable order book depth... right. That we achieve through our liquidity pools — allows us to build a lending engine into the matching engine itself, in such a way where we always know that it’s solvent in any market scenario. So we don’t have those default scenarios, and we don’t have that counterparty risk.

It’s my belief that liquidity pools actually revolutionize much more than just exchange liquidity depth and profile, but also portfolio management itself

Let’s consider a real-world example. If I’m managing two assets: asset A and B, and I want to maintain a relative or auto-rebalancing portfolio… normally I would call up my banker, they would ask me how often I want to rebalance that portfolio. The more often I’m rebalancing the higher my fees are going to be. Because every time I’m rebalancing, I’m hitting those fee taking layers: those exchange layers, those market making layers.

What Bullish liquidity pools are able to do is take that product, what would normally be a high-fee product, and turn it into a yield-generating instrument. While maintaining that constant relative balance. Because instead of those fee-taking layers, I’d become the beneficiary of those layers where I provide the liquidity and we’ve automated the exchange. And that drives asset value or revenue streams back to the underlying asset-holders themselves, in such a way that is really revolutionary.

That’s kind of a high level look at how our liquidity pools work, both from a portfolio management side, and how they provide that deep and predictable liquidity profile that positions Bullish to be indispensable from day one.

Thomas Farley:

The benefits of liquidity pools are clear.

For those investing in the liquidity pools, they get to maintain a balanced portfolio. In addition, they have an expected positive return—or yield on their assets—that they would not get if they just held those same assets under their mattresses. For people looking to trade or interact with the liquidity pool, the benefit is liquidity. It’s being able to trade with less slippage, even in volatile times.

The mechanics of this may be somewhat inscrutable if you’re new to liquidity pools, so let’s give a high level overview:

Say an investor to one of our liquidity pools shows up on day 1, with 50% of one asset and 50% of the other. They deposit it and then the liquidity pool just runs the balancing algorithm across all the assets in the liquidity pools to generate bids and offers, to be able to interact with traders that come to trade with the liquidity pools. What actually happens is the bids and offers produced are almost immutable. No matter what happens in the market. Because of the structure of our liquidity pools, including the seven-day withdrawal. Even if something causes a bout of volatility, where other exchanges will see some bids and offers canceled, ours from the liquidity pools will provide stability. There will be, almost invariably, bids and offers like a beacon of light that don’t disappear during those important trading opportunities.

Brendan Blumer:

Let me introduce you to our proprietary Hybrid Order Book. Here we have represented both the bids and asks of the order book chart. The top line represents those third party bids and asks, spot trading. The bottom line represents the deep liquidity that comes from the liquidity pools themselves. Those bottom lines act as that predictable liquidity — that you can model out in any market scenario, and that top line is the more fleeting less reliable spot orders placed by third parties. Consistent with what you see on other exchanges.

We are also able to build in the fee structures to the actual spreads of the liquidity pools themselves. So on our exchange, there’s no taker fees, and that brings a really compelling value proposition to onboarding new advanced retail users.

Bullish has a large balance sheet treasury that will be used to participate in the liquidity pools directly. This gives us several unique competitive advantages.

Naturally, the Bullish Treasury earns and adds liquidity. But it also allows us to essentially invert the business model. Whereas other exchanges operate what amounts to a race to the bottom mentality, trying to attract third party market makers to bring liquidity to their exchange through reduced fees and incentives — we’re able to focus on optimizing up for returns to liquidity pool depositors themselves, instead of trying to bait in this third-party liquidity which doesn’t really bring a unique value proposition compared to other exchanges.

It also creates trust through alignment. We build these products to use ourselves. Not only are we offering them to our customers, we’re using them for a very large portion of our balance sheet.

In this snapshot we can see the order book depth of the leading competition today, versus what we’re entering the market with.

These lines represent the almost predictable liquidity from our liquidity pools on launch for both a $5 billion and $10billion dollar scenario. They’re likely to increase through additional third-party liquidity pool deposits, but also through third-party bids and asks which is what most of the competition is primarily made up of today.

These other exchanges for the most part are just third-party spot trading or bids that sit on the order book, and they’re very fleeting in nature. So in moments of great dislocation, you’ll often see the order book thin out and reduce in depth substantially. That’s because a lot of these counterparties are market makers designed to take market neutral positions, and they don’t have the scale deployed to the actual exchanges themselves. There’s also a lot of duplicated liquidity, as many traders are putting up multiple orders on exchanges simultaneously and as soon as one is filled, the rest are withdrawn.

Whether you’re an OTC broker or market maker, giving greater depth in the most important crypto pair in the world is what makes Bullish indispensable to all serious traders on day one. It will be very difficult to remain competitive if you’re not plugged into these pipes and have access to this depth of liquidity—because it affects your bottom line. It’s of even greater importance in moments of extreme volatility when other third party bids and offers are just unreliable. This is one of our main customer acquisition strategies, and how we will enter the market in a very important way.

While we have every expectation to onboard lots of advanced retail users, and strategies to do so, we’re also potentially able to generate high revenue numbers just from the connection of our exchange to the rest of the market through third party market makers.

We’ve been working on Bullish for the last two years, intending to bring it to market in the second half of 2021 — to coincide it with the listing itself.

Thomas Farley:

Investors have committed a total of $300 million at an enterprise value of US$2.5 billion plus the value of the assets on the balance sheet — both crypto and fiat. The value of the balance sheet will be determined just prior to closing.

Given the high growth of the crypto market generally—and the automated market makers on DeFi in particular—we have confidence that this vision will come to fruition in a high revenue growth way.

In terms of the merits of the investment overall, the cryptocurrency market is just in the first or second inning here.

The cryptocurrency market is a high growth market; large, profitable, and filled with opportunities for us.

We’ve got a balance sheet that at the moment is approximately $7 billion dollars. This will enable us to invest in our business to create this predictable liquidity you’ve heard so much about.

We have an excellent management team led by a visionary founder and surrounded by a constellation of amazing advisors.

And finally, we have this evolutionary concept of the Bullish hybrid order book, that’s yet to be implemented at this scale anywhere else in the world.

Brendan Blumer:

With Bullish, we’re aiming to empower users to capture more value from their crypto investments, offer new tools that allow for more control over peoples’ financial future and increase the market integrity through the transparent, stable and deep liquidity.

Together with Bullish, we can redefine the future of cryptocurrency markets.